Exhibit 10.15

February 2, 2004



Thomas D. Johnson, Jr.
3911 Hazelhurst Drive
Marietta, Georgia 30066

Re:  Offer of Employment

Dear Thomas:

I am very pleased to offer you the position of Senior Vice President - Investor Relations. I am impressed with you and your background and believe you would be an excellent addition to the Movie Gallery team. The following is an outline of our offer of employment.

Position:
You will serve as Senior Vice President - Investor Relations, reporting to me. You will be an "employee at will", and you or the Company may terminate your employment at any time, with or without cause.

Employment Date:
Your employment will begin on or before April 19, 2004.

Annual Base Salary:
Your annual base salary shall be $140,000.00, payable biweekly with subsequent salary increases subject to periodic performance reviews (at least annually).

Car Allowance:
You will receive a car allowance in the amount of $500.00 per month, payable monthly.

Bonus Plan:
You will receive an annual bonus under the Company's bonus plan for senior officers and department heads, based upon your individual performance and the Company's cash flow performance. The current bonus plan is an annual plan with bonus potential of up to 40% of annual base salary.

Sign-On Bonus:
You will receive a one-time sign-on bonus in the amount of $11,666.67 (one month's base salary), payable 30 days from the date of your employment; provided, however, that such amount shall be repaid by you to the Company on a prorated basis in the event that (i) you voluntarily terminate your employment, or (ii) your employment is terminated by the Company for "reasonable cause" (as defined herein), during the first 12 months of your employment with the Company.

Stock Options:
You will be granted non-qualified stock options to purchase 25,000 shares Movie Gallery, Inc. Common Stock, at an exercise price equal to the closing price of the stock on the date of your employment, a 10 year option term and vesting over 4 years at 25% per year. You will be eligible to receive additional stock option grants on an annual basis based upon your individual performance.

Group Insurance Plan:
You will be eligible to participate in the Company's Group Insurance Plan (90 days after 1st day of 1st calendar month following date of employment). Coverage is available under a Section 125 "Cafeteria" Plan. The Plan includes Health and Dental Insurance Coverage with Blue Cross/Blue Shield; Short Term Disability; Long Term Disability; and Life Insurance. During the 90 day waiting period, the Company will reimburse you for the cost of your current insurance coverage under COBRA.

401(k) Plan:
You will be eligible to participate in the Company's 401(k) Plan beginning on the 1st enrollment date after 1 year of service with the Company.

Employee Stock
Purchase Plan:
You will be eligible to participate in the Company's Employee Stock Purchase Plan as of the first Offering Period after the date of your employment.

Vacation and Sick Leave:
You will be entitled to 2 weeks vacation (90 hours) and 5 days sick leave per year (45 hours), which shall begin accruing immediately on date of employment (vacation and sick leave cap out and do not continuing accruing beyond the number of hours set forth above).

Relocation Expenses:
The Company will reimburse you for all reasonable costs and expenses incurred by you in connection with your relocation to Dothan from Atlanta, including costs and expenses for (i) moving your family and household goods to Dothan;
(ii) realtor costs incurred in selling your existing home in Atlanta; (iii) temporary housing in Dothan; (iii) not more than 3 house-hunting trips to Dothan; and (iv) customary closing costs (in the Dothan area) on the purchase a home in Dothan, including, but not limited to, loan origination and processing fees, attorney fees and survey costs (but expressly excluding discount points). These expenses will be "grossed-up" for tax purposes, it being the intention of the Company to make you whole on your relocation to Dothan.

You shall use your good faith best efforts to sell your existing home in Atlanta by listing the home in the Atlanta area multiple listing service through a reputable residential real estate broker. In the event that your home in Atlanta does not sell within 12 months from the date of such listing, the Company will either: (i) purchase the house at its fair market value as determined by an independent appraiser; or (ii) pay the current monthly mortgage payment on the house until it is sold (it is my understanding the current payment under the mortgage is an interest only payment of approximately $883.00 per month).

Severance Pay:
(a) In the event that your employment is terminated by the Company without "reasonable cause", you shall be entitled to receive severance pay in an amount equal to one (1) times your then current annual base salary, payable biweekly over the twelve month's following such termination. The term "reasonable cause" shall mean termination of your employment with the Company only for the following: (i) theft or embezzlement with regard to material property of the Company; (ii) criminal misconduct or (iii) continued neglect in fulfilling your duties as Senior Vice President - Investor Relations of the Company as a result of alcoholism, drug addiction or nervous breakdown, intentional neglect, insubordination, or excessive unauthorized absenteeism, after written notification thereof from the Company, setting forth in detail the matters involved, and your failure to cure the problems or matters set forth in such notice within a reasonable time.

(b) In the event of a Change of Control, you shall be entitled to receive severance pay in an amount equal to one (1) times your then current annual base salary, payable biweekly over the twelve month's following such termination. The term "Change of Control" shall mean the occurrence during
your employment of any of the following events:	(i) a merger or consolidation
where the Company is not the consolidated, continuing or surviving company, and the surviving or resulting company does not expressly agree to continue your employment (under the then current terms and conditions), your position is eliminated, or the scope of your position, authority, duties or responsibilities is materially diminished; (ii) a transfer of all or substantially all of the assets or stock of the Company, and the transferee of the Company's assets or stock does not expressly agree to continue your employment (under the then current terms and conditions), your position is eliminated or the scope of your position, authority, duties or responsibilities is materially diminished; or (iii) change in control of Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date thereof, and any person or persons acting in concert (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial holder directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of Company's then outstanding securities, and your position is eliminated, or the scope of your position, authority, duties or responsibilities is materially diminished.

This offer of employment will expire at 5:00 p.m., Tuesday, February 3, 2004. I look forward to your response. If you are in agreement with the foregoing terms of employment, please execute this letter in the space provided below. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Joe T. Malugen
Joe T. Malugen
Chairman, President &
Chief Executive Officer

JTM/pt

Agreed to and accepted this 3rd day of February, 2004.

/s/ Thomas D. Johnson, Jr.
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Thomas D. Johnson, Jr.